QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Wynn Resorts, Limited (the "Company") on Form S-8 of our report dated June 6, 2002 (October 2, 2002 as to Note 12) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the financial statements at Note 12), appearing in the Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, in connection with the Company's Registration Statement No. 333-90600 on Form S-1.

DELOITTE & TOUCHE LLP

October 25, 2002

QuickLinks

  Exhibit 23.2